Investor Relations:	Media Contact:
Joe Hassett	Matt McLoughlin
Gregory FCA	Gregory FCA
joeh@gregoryfca.com	matt@gregoryfca.com
610-228-2110	610-228-2123

For Immediate Release

UNIVERSAL DISPLAY CORPORATION ANNOUNCES
FIRST QUARTER 2012 FINANCIAL RESULTS

Ewing, New Jersey — May 9, 2012 — Universal Display Corporation (NASDAQ: PANL), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today announced its results for the first quarter of 2012.

For the first quarter of 2012, the Company reported an operating loss of $1.6 million and a net loss of $1.2 million, or ($0.03) per diluted share, on revenues of $12.6 million.  This compares to an operating loss of $2.7 million and a net loss of $11.9 million, or ($0.31) per diluted share, on revenues of $9.6 million for the first quarter of 2011.  The net loss for the first quarter of 2011 included an $8.9 million loss on stock warrant liability.  Operating expenses for the first quarter of 2012 were $14.2 million, compared to $12.3 million in the first quarter of 2011.

Results in the first quarter do not include the recognition of any revenue under a licensing agreement with Samsung Mobile Display (SMD), under which SMD is obligated to make payments to the Company of $15 million in each of the second and fourth quarters of this year.  Had the Company recognized these payments on a pro rata quarterly basis over the year, it would have resulted in an additional $7.5 million of royalty and license fees revenue in the first quarter.  The Company will incur a license fee of 3% payable to its university partners, and 16.5% payable as tax on sales to South Korea in connection with the SMD licensing revenue.

“Results in the quarter continue to reflect the growing demand for our proprietary materials and technology consistent with the steady growth in the OLED market,” said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display.  “Not surprising, given the growth in the OLED market, material sales under commercial agreements more than doubled this quarter compared to the first quarter of 2011, reflecting the strong correlation between material sales under commercial agreements and the size of the OLED market.  Developments in both the display and lighting markets around the world seem to be accelerating.  Our goal is to continually improve the performance of OLEDs through the advancement of our industry leading technology and materials to both support and encourage a widening adoption of OLEDs for an ever increasing variety of applications.”

Revenues for the first quarter of 2012 were $12.6 million, up 31% compared to first quarter 2011 revenues of $9.6 million, led by a 132% increase in material sales to $10.6 million compared to $4.5 million for the first quarter of 2011.  Increased material sales primarily reflect increased sales under commercial agreements to a large customer.  Royalty and license fees for the quarter were $422,000, compared to $2.7 million for the first quarter of 2011.  Royalty and license fees for this quarter were lower in large part as the result of the new arrangement with SMD, which provides for the payment of $15 million in the second and fourth quarter of this fiscal year.  Revenues in the fourth quarter of 2011 included $5 million in license payments from SMD under the new arrangement, which was before the new arrangement increased SMD’s annual license payment obligation to the higher 2012 level.

Cash used in operating activities for the first quarter of 2012 was $2 million compared to cash generated by operating activities of $1.6 million in the first quarter of 2011.  The increase in cash used was mainly due to the impact of the timing of the payment of both accounts payables and accrued expenses as well as the timing of inventory purchases and payment of other current assets.  The Company’s balance sheet remained strong at quarter end, with cash, cash equivalents and investments totaling $339.5 million as of March 31, 2012, compared to $346.1 million as of December 31, 2011.

Mr. Rosenblatt concluded, “While material sales under commercial agreements in the quarter doubled due to the growth of products in the market utilizing OLED technology, material sales under development agreements in the quarter also doubled from the same period last year as we grew the number of display, lighting and similar companies that are employing our materials in the development of the OLED-powered products and applications of the future.   We’re also sustaining our own research and development efforts and maintaining our industry-leading position through the development of new compounds and technologies as well as through the filing of new patents and the tenacious defense of our established intellectual property. As manufacturers exhibit a vast and increasing variety of dazzling new OLED-powered products, from flexible displays to OLED televisions to white lighting, Universal Display’s goal remains to be at the forefront of the pioneers that are transforming the display and lighting markets.”

Our new arrangement with Samsung SMD provides the first real visibility into our potential future financial performance. Although the OLED industry is still at the stage where many variables can have a material effect on growth, in an effort to increase our transparency, we are providing the following financial guidance. Again with the caveat that the OLED industry is still in an early stage, we believe that our revenues will be in the range of $90 million to $110 million for fiscal 2012.

In conjunction with this release, Universal Display will host a conference call, followed by a question and answer session, on Wednesday, May 9, 2012 at 5:00 p.m. Eastern Time. Interested parties may participate by calling 888-442-4145 at 5:00 p.m. Eastern Time and referencing conference ID 4014069.  A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Wednesday, May 23, 2012.  The number to call for the taped replay is 888-203-1112, and the conference PIN is 4014069.

The conference call will be simultaneously broadcast live over the Internet through a webcast on the Universal Display website.  To access the call, please visit the Events portion of the website at www.universaldisplay.com.  An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: PANL) is a leader in developing and delivering state-of-the-art, organic light emitting diode (OLED) technologies, materials and services to the display and lighting industries. Founded in 1994, the company currently owns or has exclusive, co-exclusive or sole license rights with respect to more than 1,400 issued and pending patents worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology, that can enable the development of low power and eco-friendly displays and white lighting. The company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.

Based in Ewing, New Jersey, Universal Display works and partners with a network of world-class organizations, including Princeton University, the University of Southern California, the University of Michigan, and PPG Industries, Inc. The company has also established relationships with companies such as AU Optronics Corporation, Chimei Innolux Corporation, DuPont Displays, Inc., Konica Minolta Technology Center, Inc., LG Display Co., Ltd., Lumiotec, Inc., Moser Baer Technologies Inc., Panasonic Idemitsu OLED Lighting Co., Pioneer Corporation, Samsung Mobile Display Co, Ltd., Seiko Epson Corporation, Sony

Corporation, Showa Denko K.K., and Tohoku Pioneer Corporation. To learn more about Universal Display, please visit www.universaldisplay.com.

Universal Display Corporation and the Universal Display logo are trademarks or registered trademarks of Universal Display Corporation. All other company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and potential applications of those technologies, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s annual report on Form 10-K for the year ended December 31, 2011. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

TABLES FOLLOW

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
 (UNAUDITED)

(in thousands, except for share and per share data)

	March 31,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$144,246	$111,795
Short-term investments	194,331	234,294
Accounts receivable	8,708	10,727
Inventory	5,574	3,843
Other current assets	2,472	1,645

Total current assets	355,331	362,304
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
$19,154 and $18,735	12,268	10,884
ACQUIRED TECHNOLOGY, net of accumulated amortization of
$17,014 and $17,000	376	391
INVESTMENTS	971	—
OTHER ASSETS	284	299

TOTAL ASSETS	$369,230	$373,878

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,600	$4,776
Accrued expenses	6,506	9,020
Deferred revenue	5,897	5,534
Other current liabilities	284	187

Total current liabilities	17,287	19,517
DEFERRED REVENUE	3,636	3,874
RETIREMENT PLAN BENEFIT LIABILITY	8,401	8,260

Total liabilities	29,324	31,651

COMMITMENTS AND CONTINGENCIES (Note 11)

SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500,000)	2	2
Common Stock, par value $0.01 per share, 100,000,000 shares authorized, 46,336,765 and 46,113,296 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	463	461
Additional paid-in capital	560,346	561,492
Accumulated deficit	(215,092)	(213,871)
Accumulated other comprehensive loss	(5,813)	(5,857)

Total shareholders’ equity	339,906	342,227

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$369,230	$373,878

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
 (UNAUDITED)

(in thousands, except for share and per share data)

	Three Months Ended March 31,
	2012	2011
REVENUE:
Material sales	$10,529	$4,537
Royalty and license fees	422	2,669
Technology development and support revenue	1,669	2,395

Total revenue	12,620	9,601

OPERATING EXPENSES:
Cost of material sales	1,088	103
Research and development	6,661	6,555
Selling, general and administrative	4,311	3,872
Patent costs	1,868	1,613
Royalty and license expense	250	202

Total operating expenses	14,178	12,345

Operating loss	(1,558)	(2,744)
INTEREST INCOME	357	96
INTEREST EXPENSE	(20)	(10)
LOSS ON STOCK WARRANT LIABILITY	—	(8,926)

LOSS BEFORE INCOME TAX EXPENSE	(1,221)	(11,584)

INCOME TAX EXPENSE	—	(297)

NET LOSS	(1,221)	(11,881)

NET LOSS PER COMMON SHARE:
BASIC	$(0.03)	$(0.31)
DILUTED	$(0.03)	$(0.31)

WEIGHTED AVERAGE SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE:
BASIC	45,749,072	38,895,999
DILUTED	45,749,072	38,895,999

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
 (UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,221)	$(11,881)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization of deferred revenue	(917)	(705)
Depreciation	418	372
Amortization of intangibles	15	5
Amortization of premium and discount on investments, net	(238)	(64)
Stock-based employee compensation	800	1,039
Non-cash expense under a materials agreement	—	9
Stock-based compensation to Board of Directors and Scientific Advisory Board	213	529
Loss on stock warrant liability	—	8,926
Retirement plan benefit expense	388	382
Decrease (increase) in assets:
Accounts receivable	2,019	1,263
Inventory	(1,731)	(89)
Other current assets	(827)	394
Other assets	15	(116)
(Decrease) increase in liabilities:
Accounts payable and accrued expenses	(1,987)	253
Other current liabilities	(1)	—
Deferred revenue	1,042	1,300

Net cash (used in) provided by operating activities	(2,012)	1,617

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,802)	(475)
Purchase of intangibles	—	(440)
Purchase of investments	(139,512)	(37,346)
Proceeds from sale of investments	178,638	23,396

Net cash provided by (used in) investing activities	37,324	(14,865)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common stock	71	249,803
Proceeds from the exercise of common stock options and warrants	541	5,120
Payment of withholding taxes related to stock-based employee compensation	(3,473)	(3,938)

Net cash (used in) provided by financing activities	(2,861)	250,985

INCREASE IN CASH AND CASH EQUIVALENTS	32,451	237,737
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	111,795	20,369

CASH AND CASH EQUIVALENTS, END OF PERIOD	$144,246	$258,106